EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

New York Community Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(r)	39,032,006	$10.05275	$392,378,998.32(2)	0.00011020	$43,240.17
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$392,378,998.32		$43,240.17
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$43,240.17

(1)

This prospectus supplement relates to the sale by the selling shareholder named in the prospectus supplement herein of up to 39,032,006 shares of common stock, par value $0.01 per share (“NYCB shares”), of the Company. NYCB shares are listed and traded on the New York Stock Exchange under the symbol “NYCB.”

(2)

Calculated in accordance with Rule 457(r) under the Securities Act calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00011020 with respect to up to the NYCB shares registered pursuant to this prospectus supplement that have not previously been registered. Payment of the registration fee at the time of filing of our registration statement on Form S-3 filed with the Securities and Exchange Commission on October 28, 2022 (Registration No. 333-268056), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith.